NEWS
Contact:   Harry T. Hawks
 (212) 887-6823

 Thomas W. Campo
 (212) 887-6827


   HEARST-ARGYLE TELEVISION TO ACQUIRE BROADCASTING GROUP OF PULITZER
      PUBLISHING; ANNOUNCES $300 MILLION SHARE REPURCHASE PROGRAM

                 CREATION OF A BROADCAST INDUSTRY LEADER


NEW YORK, NY, May 25, 1998 -- The broadcasting legacies created by two of American journalism's most famous names joined forces today with the announcement that Hearst-Argyle Television, Inc. (Nasdaq: HATV) has entered into a definitive merger agreement to acquire the nine-station broadcast television group and the five radio stations of Pulitzer Publishing Company (NYSE:PTZ).

The combination creates a group of 24 television stations and seven radio stations, and will increase Hearst-Argyle Television's coverage of U.S. television households from about 11 percent to approximately 16.5 percent, ranking it as one of the country's two largest independent, or non-network-owned, TV station groups. The combination also positions Hearst-Argyle as the largest ABC affiliate group and the second largest NBC affiliate group.

OVERVIEW OF TRANSACTION

In connection with the transaction, Pulitzer will contribute its newspaper operations into a new subsidiary which will be spun off to the current stockholders of Pulitzer. Pulitzer, with its remaining broadcast operations, will then be merged into Hearst-Argyle in exchange for $1.15 billion of Hearst-Argyle Series A Common Stock. The number of shares to be delivered at the close of the transaction will be based on a 15-day weighted average price of Hearst-Argyle Series A Common Stock prior to closing, subject to a "collar" between $38.50 and $29.75. Based on Hearst-Argyle's preceding 30-day weighted average market price of $35.00, Hearst-Argyle would issue 32.86 million shares of Series A Common Stock at closing.

In accordance with the terms of the definitive merger agreement, at the closing of the merger into Hearst-Argyle, the broadcast operations of Pulitzer will have $700 million of debt and $41 million of working capital.

                                    -MORE-

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HEARST-ARGYLE TO ACQUIRE PULITZER BROADCASTING/2

Michael E. Pulitzer, chairman and chief executive officer of Pulitzer, and Ken J. Elkins, president of Pulitzer Broadcasting, will join Hearst-Argyle's Board of Directors upon consummation of the merger.

The merger is expected to close by year-end, subject to shareholder and regulatory approval and certain other conditions. Holders representing 65% of the outstanding common stock of Pulitzer have entered into a Voting Agreement, agreeing to vote their shares in favor of the transaction. Additionally, a subsidiary of The Hearst Corporation, which owns approximately 78% of the outstanding common stock of Hearst-Argyle, has entered into a Voting Agreement agreeing to vote its Hearst-Argyle shares in favor of the transaction. Pulitzer has agreed to pay Hearst-Argyle a fee of $50 million in the event its shareholders do not approve the transaction or its Board of Directors terminates the merger agreement under certain circumstances.

Concurrent with the transaction, Hearst-Argyle announced that its Board of Directors has authorized the Company to repurchase up to $300 million of its outstanding Series A Common Stock. Hearst-Argyle expects such repurchases to be effected from time to time in the open market or in private transactions, subject to market conditions. The Hearst Corporation has also notified Hearst-Argyle of its intention to purchase up to 10 million shares of Hearst-Argyle Series A Common Stock from time to time in the open market, in private transactions or otherwise.

Credit Suisse First Boston acted as financial advisor to Hearst-Argyle in this transaction.

STRATEGIC IMPORTANCE

"We have foregone other acquisition opportunities since the creation of Hearst-Argyle Television, waiting to find that defining transaction that would take us to a new level," said Bob Marbut, chairman and co-chief executive officer of Hearst-Argyle Television. "With the acquisition of Pulitzer Broadcasting, we have found it.

"The Pulitzer  stations  and  markets  are  a  perfect complement to the
Hearst-Argyle stations and markets. This combination will move us rapidly toward the fulfillment of several key strategic goals. Specifically, the transaction:

Broadens Hearst-Argyle's national household reach to 16.5%, moving us significantly closer to our 20% goal;
Considerably enhances our diversity among the three major networks, giving us 11 ABC, nine NBC and two CBS stations;
Reduces our dependence on the performance of any one station;
Gives Hearst-Argyle a bigger presence in the Southeast and adds several rapidly growing markets;
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HEARST-ARGYLE TO ACQUIRE PULITZER BROADCASTING/3

Measurably enhances the scale of the Company, which will favorably impact our supplier relationships;
Creates an even stronger capital structure; and Provides a broader array of career opportunities for our people.

 "In addition to these benefits, Hearst-Argyle and Pulitzer Broadcasting are on the same page philosophically. I've known Michael Pulitzer for over 20 years, and I've known of his company's commitment to news leadership and community service. Therefore, it comes as no surprise that the cultures and operating approaches of our two companies are very similar, which should make for a seamless transition," Marbut concluded.

"The addition of these stations to the Hearst-Argyle group will accelerate our growth," noted John G. Conomikes, Hearst-Argyle Television president and co-chief executive officer. "Having stations in 20 states will balance us against economic cycles in any one region. And we'll be positioned in highly desirable markets; most of our larger markets would rank above the national median for projected market revenue growth, and we would have stations in seven of the top 20 TV markets ranked by average household income.

"I've also known Ken Elkins for well over 20 years, and have admired the quality and leadership he and his management team have demonstrated in building Pulitzer Broadcasting into one of the premier blue-chip station groups," Conomikes added.

"Few groups could provide a more ideal strategic fit," added David J. Barrett, Hearst-Argyle executive vice president and chief operating officer. "We will have a large number of market leaders in news and overall ratings. Of the 22 major network affiliated stations, 21 are either No. 1 or No. 2 in their markets in ratings and/or key demographics, driven by their strong commitment to quality local news and community service. Included in the lineup of network-affiliated stations are several of the very strongest performers of both the ABC and NBC networks. And the two CBS stations are among that network's top-performing affiliates.

"As the largest ABC affiliate company, we would have the added prospect of particularly strong benefits from the inevitable improvement in ABC's ratings, which would widen our lead in many of our markets. But the benefits of this particular combination of highly competitive network affiliates become particularly clear in the year 2000. In addition to political and special millennium-related advertising, we will have 11 markets carrying ABC's coverage of the Super Bowl and nine markets carrying NBC's coverage of the Sydney Olympics.

"Strong operating performance and growth will be achieved from the continued contributions and leadership of the men and women working at these successful stations. The caliber and quality of the personnel at the Pulitzer stations matches that of the Hearst-Argyle stations and we're excited about working with our talented new colleagues.
                                    -MORE-

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HEARST-ARGYLE TO ACQUIRE PULITZER BROADCASTING/4


  "Also," Barrett continued, "we will own five radio stations, in Greensboro/Winston-Salem, Louisville and Phoenix --- all excellent, high-growth markets --- and will continue to manage two of Baltimore's leading and most successful radio stations."

A  FINANCIALLY SOUND COMPANY

"This transaction will be funded with a prudent combination of equity and debt to best serve the long-term interests of Hearst-Argyle shareholders," Marbut noted. "The issuance of common stock to Pulitzer shareholders will enhance the liquidity and trading performance of our stock over the long term, and the assumption of $700 million of debt will leave Hearst-Argyle with a strong balance sheet. We are today the only investment grade pure-play television-station company, and we are committed to maintaining our strong balance sheet and our investment grade rating.

"The combination of these outstanding properties also will create a stronger platform for cash flow growth and, in fact, we are confident that this combination will result in an acceleration of future growth in after-tax cash flow beyond that which could be achieved by either company alone," he added.

The transaction is expected to be accretive to operating cash flow per share. In 1999, the first year of combined operations, the transaction will be modestly dilutive to after-tax cash flow per share before the effect of the authorized share repurchases by Hearst-Argyle.

"Given that this transaction will close at the end of this year," Conomikes added, "we are encouraged by the generally positive outlook for 1999 in the Pulitzer markets. Based on year-to-date results and sales pacings, we believe the 1998 broadcast cash flow from the Pulitzer stations will grow more than 10% over 1997. Based on the strategic benefits, synergies and economies of scale associated with this transaction, coupled with the underlying strengths of the Pulitzer stations and markets, we believe this transaction will add in excess of $130 million to Hearst-Argyle's 1999 broadcast cash flow."

THE STATION LINEUP

The Hearst-Argyle Television stations are WCVB-TV, the ABC affiliate in Boston, MA; WTAE-TV, the ABC affiliate in Pittsburgh, PA; WBAL-TV, the NBC affiliate in Baltimore, MD; WLWT-TV, the NBC affiliate in Cincinnati, OH; WISN-TV, the ABC affiliate in Milwaukee, WI; KMBC-TV, the ABC affiliate in Kansas City, MO; KOCO-TV, the ABC affiliate in Oklahoma City, OK; KITV-TV, the ABC affiliate in Honolulu, HI; WAPT-TV, the ABC affiliate in Jackson, MS; and KHBS-TV, the ABC affiliate in Fort Smith, AR, and its satellite, KHOG-TV, the ABC affiliate in Fayetteville, AR. The Company will add WPTZ-TV/WNNE-TV, the NBC affiliate serving Burlington, VT/Plattsburgh, NY, and KSBW-TV, the NBC affiliate serving Monterey-Salinas, CA, through a station exchange to be completed next month.
                                    -MORE-

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HEARST-ARGYLE TO ACQUIRE PULITZER BROADCASTING/5

Hearst-Argyle Television also owns and operates Hearst-Argyle Television Productions, a producer of programming for cable networks and broadcast stations. In addition, Hearst-Argyle Television provides management services for WWWB-TV, the WB affiliate in Tampa, FL; WPBF-TV, the ABC affiliate in West Palm Beach, FL; and two radio stations, WBAL-AM and WIYY-FM, Baltimore; and provides programming services to KCWB-TV, the UPN affiliate in Kansas City, MO. These stations, other than KCWB, which is operated through a local marketing agreement, are owned by The Hearst Corporation, which is privately held.

The Pulitzer stations are WESH-TV, the NBC affiliate in Orlando, FL; WYFF-TV, the NBC affiliate serving Greenville-Spartanburg-Asheville, S.C.; WDSU-TV, the NBC affiliate in New Orleans, LA; WGAL-TV, the NBC affiliate serving Lancaster-Harrisburg-York, PA; WXII-TV, the NBC affiliate in Greensboro/Winston-Salem, N.C.; KOAT-TV, the ABC affiliate in Albuquerque-Santa Fe, N.M.; WLKY-TV, the CBS affiliate in Louisville, KY; KCCI-TV, the CBS affiliate serving Des Moines, IA; and KETV-TV, the ABC affiliate in Omaha, NE. Pulitzer also owns KTAR-AM, KMVP-AM and KKLT-FM in Phoenix, AZ; WXII-AM, Greensboro/Winston-Salem; and WLKY-AM, Louisville, KY.

The grade A signal of Hearst-Argyle's WBAL-TV, Baltimore, overlaps the grade A signal of Pulitzer's WGAL-TV Harrisburg-Lancaster-York. Under current Federal Communications Commission rules, which are the subject of a pending rule-making, the common ownership of these two stations would not be permitted. Hearst-Argyle has agreed in the merger agreement to take such action as may be required by the FCC, including, if necessary, divestiture of WGAL.

SCHEDULE OF ATTACHED EXHIBITS:

EXHIBIT A: Combined station group
EXHIBIT B: Geographic and network diversification
EXHIBIT C: Revenue mix and group rank
EXHIBIT D: Pro forma capitalization
EXHIBIT E: Pro forma ownership


THIS NEWS RELEASE CONTAINS FORWARD-LOOKING STATEMENTS THAT ARE SUBJECT TO RISKS AND UNCERTAINTIES. FORWARD LOOKING STATEMENTS INCLUDE THE INFORMATION CONCERNING THE COMPANY'S ANTICIPATED FINANCIAL PERFORMANCE AND GROWTH PROSPECTS, AND THOSE PRECEDED BY, FOLLOWED BY, OR THAT INCLUDE THE WORDS "BELIEVES," "EXPECTS," "ANTICIPATES," "COULD," OR SIMILAR EXPRESSIONS. FOR THESE STATEMENTS, THE COMPANY CLAIMS THE PROTECTION OF THE SAFE HARBOR FOR FORWARD-LOOKING STATEMENTS CONTAINED IN THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. THE FOLLOWING IMPORTANT FACTORS, AMONG THEM, COULD AFFECT THE FUTURE RESULTS OF THE COMPANY AND COULD CAUSE THOSE RESULTS TO DIFFER MATERIALLY FROM THOSE EXPRESSED IN EACH FORWARD-LOOKING STATEMENT: MATERIAL ADVERSE CHANGES IN ECONOMIC CONDITIONS IN THE MARKETS SERVED BY THE COMPANY; FUTURE REGULATORY ACTIONS AND CONDITIONS IN THE TELEVISION STATIONS' OPERATING AREAS; AND COMPETITION FROM OTHERS IN THE BROADCAST TELEVISION MARKETS SERVED BY THE BUSINESS.